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
IMPORTANT LEGAL INFORMATION UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

     This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

INDUSTRY NEWS

FIRSTENERGY REPORTS
HIGHER 3RD QUARTER EARNINGS

         FirstEnergy Corp. reported that net income in the third quarter of 2000 was $198.2 million, or 89 cents per share of common stock, compared with net income of $185.8 million, or 82 cents per share, in the third quarter of 1999.

         For the nine months ended Sept. 30, 2000, net income was $473.7 million, or $2.12 per share, compared with $447.9 million, or $1.97 per share, for the nine months ended Sept. 30, 1999.

         Improved earnings results reflect the addition of nearly 30,000 new electricity customers in FirstEnergy's regulated service area during the nine-month period, and a near tripling of power sales to customers in unregulated energy markets, including Pennsylvania, New Jersey and Delaware.

         Total generation kilowatt-hour sales were up 1.2 percent for the quarter, despite a 2.2 percent decline in power deliveries to customers in its regulated service area. Although power deliveries to industrial customers were up 1.4 percent, commercial sales were flat and deliveries to residential customers were down 9.4 percent. The drop in sales was primarily due to milder weather during the quarter, resulting in lower air-conditioning load.

         The company's financial performance also was enhanced by the sale of sulfur dioxide emission allowances in the third quarter, which were partially offset by increased operating costs resulting from the nuclear refueling outage of Unit 2 at the Beaver Valley Power Station and the cost of installing additional peaking generation this year.

         Total revenues for the third quarter were $1.9 billion, compared with $1.7 billion for the year-earlier quarter. For the nine-month period this year, revenues were $5.2 billion, compared with $4.7 billion for the same period in 1999.

         FirstEnergy continued its aggressive efforts to retire and refinance long-term debt. Debt reductions during the first nine months of 2000 totaled $382.7 million, which will produce annual interest savings of $27.1 million. Also during the period, refinancing and repricing of debt totaled $448.5 million and will reduce interest expense by $4.0 million annually.

U.S. GOVERNMENT APPROVES
$100 MILLION FOR FUEL CELL RESEARCH

         The U.S. government is giving fuel cells a significant boost with an infusion of $100 million to develop technologies for various applications, the Environmental News Network said.

         President Clinton signed the Interior Appropriations Bill, which contained nearly $100 million in funding for fuel cell technology research. This sum represents the full amount in Clinton's original budget plus an unanticipated $10 million bump.

         "This is the first time in recent memory that Congress fully funded the Department of Energy's (DOE) fuel-cell research budget," said Robert Rose, executive director of Breakthrough Technologies Institute/Fuel Cells 2000. "The program additions are all the more evidence that the promise of fuel cells is finally being recognized.

         "No other energy technology combines the benefits that fuel cells offer," he added. "They are efficient, environmentally very clean and very flexible. Fuel cells can be used and are being developed for every conceivable power demand, from batteries to power for the grid."

         The chief aim of the government's support is to fuel research that will advance technology and reduce the cost of fuel cells, making them a more viable energy option, Rose said. Funding is divided into three areas:
$52.7 million for stationary fuel-cell research, $41.5 million to explore fuel-cell transportation alternatives and $5.5 million for the DOE's Fuel Cells for Buildings program.

         Stationary fuel cells are relatively large units that can generate up to 200 kilowatts. Several units grouped together could power an office park or a small community, Rose said.

         The money earmarked for transportation will be used in part to refine the use of fuel cells in vehicles. Fuel-cell transportation researchers also will investigate technologies that would give fuel cells flexibility in terms of the substances they use to generate power.

         Fuel Cells for Buildings concentrates on fuel-cell applications for buildings that are not being addressed by other programs. The new funding will go toward developing a prototype fuel processor, completing the design for a 50-kilowatt co-generator for buildings and other research and development. The monies allocated for 2001 represent a 55 percent increase from last year's budget.

GPUE REORGANIZATION QUESTIONS AND ANSWERS

     Here are some questions and answers from employees in connection with GPU Energy's reorganization. More questions and answers will appear in future editions of Connect!

BUSINESS STRATEGY:
------------------

o HOW DO OUR STRATEGIC OBJECTIVES ALIGN WITH FIRSTENERGY'S? WILL THEY ALSO DO THE SAME?

     While our strategic objectives are stated somewhat differently than FirstEnergy's, they are in the same spirit. The strategic vision of FirstEnergy is to be: 1) A leading regional retail energy and related services provider; 2) The preferred choice for total customer solutions; 3) The shareholders' choice for long-term growth and investment value; and 4) Driven by the skills, diversity, flexibility and the character of their employees. We believe our Vision is consistent with those goals

o WHO WILL SHEPHERD THE STRATEGIC PROCESS NOW THAT KELLY TOMBLIN WILL BE FOCUSING ON THE MERGER TRANSITION?

     The strategy will be delivered today to the new leadership, who will take ownership of its implementation. Tomblin will continue to be involved on the transition strategy in conjunction with the director of business planning.

TOP QUARTILE TEAM RESPONSE:

o MAPS AND EMERGENCY RESPONSE - IT'S GOOD TO HAVE THE MAPS IN THE OFFICE ON THE COMPUTER BUT HOW ABOUT IN THE TRUCKS? THIS WILL SAVE TIME. ARE THE MDTS IN THE TRUCKS ALSO GOING TO HAVE MAPPING CAPABILITY. THIS IS REFERENCING THE PILOT PROGRAM TO PUT MAPPING COMPUTERS IN DISTRICTS.

     We are going to be putting the same mapping software that we are putting into district offices into the trucks that have terminals. Also, we will be generating paper circuit maps that will be in all trucks.

ORGANIZATION DESIGN:
-------------------

o WILL THERE BE A REBIRTH OF THE SALES AND MARKETING "DEPARTMENT" TO PROMOTE ALL THE NEW PRODUCTS AND SERVICES THAT WILL SHAKE OUT OF THE STRATEGIC INITIATIVES (E.G. GATEWAY)?

     There will be a rebirth of marketing. Where and how that gets done is yet to be determined.

o IN THE NEW ORGANIZATION, WHERE IS THE POSITION/RESPONSIBILITY FOR DIRECTOR - STRATEGY AND VISION RESIDE?

     In the office of business planning and in the offices of the region presidents.

o WHY ISN'T EMPLOYEE SATISFACTION A RESPONSIBILITY OF THE REGION LEADER WITHIN THE BALANCED SCORECARD? EMPLOYEE DEVELOPMENT SEEMS LIKE IT SHOULD BE A WAY TO ACHIEVE EMPLOYEE SATISFACTION.

     Employee satisfaction is the responsibility of the region president. It will be managed under the manager, diversity culture and training.

OTHER:
-----

o    WHEN WILL METER READERS BE ALLOWED TO TAKE HOME COMPANY CARS?

     This would occur in later 2001, after re-routing is completed and the necessary technology for remote downloading and uploading of meter reading data to the handheld meter reading device is installed.

o    WHERE WILL THE APPRENTICE PROGRAM BE CONDUCTED NOW THAT GILLETTE
     HAS BEEN SOLD?

     Design groups are reviewing sites, and the number of training sites will be determined based on the number of apprentices. We expect to know how many apprentices we will have in the program by the end of the year.

o    WHEN CLIMBING SCHOOL OPENS, HOW MANY POSITIONS DO YOU ANTICIPATE WILL
     BE POSTED?

     The decision regarding the number of apprentices will not be made until later this year, after a staffing study and work plan review have been completed

o    IS THERE A SET DATE FOR THE APPRENTICESHIP PROGRAMS YET?  WHAT IS
     TAKING SO LONG?

     The exact date for the start of the apprentice program has not been determined yet. Recommendations regarding all of the apprentice training programs will be offered to GPU Energy President and Chief Executive Officer Mike Chesser and the GPUE leadership in early December. It is hoped that the number of apprentices will be known by that time and that a more complete schedule for program implementation can be announced.

     However, it is anticipated that apprentice programs will begin by mid-2001. The delays in announcing a firm schedule can be attributed to a number of factors including:

     1. The apprentice training design teams are still meeting and will not have completed their work until early December.

     2. Currently, a staffing study is being conducted to identify the number of employees needed for the future. That study also should be completed by December.

o WHEN WILL THE STORM ROOM BE OVERHAULED SO THAT MATERIALS ARE RECEIVED IN A TIMELY MANNER, ESPECIALLY SAFETY MATERIALS?

     We are not anticipating an "overhaul" of the Regional Distribution Centers, although we do conduct monthly process improvement meetings that address and implement changes, such as material delivery schedules. Additionally, safety and tool items are currently being addressed as an outcome from the Top Quartile Team initiative. Regarding the timeliness of material receipts, users are reminded to utilize the reservation process to request their materials and plan their requirements in advance based upon current material lead times (which is stated as "Planned Delivery Time" in the MRP 2 screen for the material item in SAP).

o WHY DON'T WE SEE DR. HAMMER'S THEORY IN ANY OF THIS? IS IT BECAUSE LISTENING TO HIM WAS A BIG MISTAKE?

     Dr. Hammer's ideas on process will be incorporated into the new regional organization. In fact, the work transition team is mapping processes as their first assignment. Dr. Hammer's ideas on processes can be incorporated into many types of organizations.